EXHIBIT 99.2

American Eagle Outfitters, Inc.
Second Quarter 2005
Conference Call Transcript dated August 16, 2005

Operator

Good morning. My name is Tanya, and I will be your conference facilitator. At this time, I would like to welcome everyone to the American Eagle Outfitters second quarter 2005 earnings results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period.  Thank you.

[OPERATOR INSTRUCTIONS] Mr. O'Donnell, you may begin your conference.

James O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Tanya. Good morning. Other participants today include Roger Markfield, Susan McGalla and Laura Weil. If you need a copy of our second quarter press release, it is available on our website, AE.com, or call Erin at 724/779-6076.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. We caution investors that actual results may differ materially from those expectations or beliefs, based on the risk factors described in our quarterly and annual reports filed with the SEC.

I'm pleased to report our sixth consecutive quarter of record sales and earnings. Our second quarter business was driven by a 21% comp store sales increase, which came on top of a 14% comp increase in the second quarter of last year. Comprehensive on-trend merchandise assortments continue to drive positive sell-through rates, which has resulted in reduced markdowns. Store traffic was up significantly over last year, driving both increased unit volume and higher average store transactions.

The American Eagle brand continues to gain momentum, and we're committed to maintaining market share growth. We remain focused on developing strong merchandise assortments aimed directly at our 15-25 year-old target customers. Investments we made in merchandising, design, marketing, and production are positively affecting our business. We continue to seek improvements and efficiency gains through multiple disciplines, such as Profit Logic, our markdown optimization system, has allowed to us more effectively manage our clearance business, which has resulted in higher merchandise margins. We will continue to channel this initiative to identify additional margin opportunities.

During the second quarter, our store payroll was higher than I'd like, and we are currently correcting it for the second quarter this year. We are focusing primarily on our lower volume stores, which we can better manage payroll hours without sacrificing standards. The initiative pertaining to product allocation continues to move forward, thus we are currently benefiting from a better in-stock position and expect to see continued improvement in the second half of the year.

During the second quarter, new and remodeled stores performed extremely well. We are pleased with our latest new flagship stores in Seattle, and Union Square in Manhattan. Overall, new store sales volumes are achieving above 90% of the chain average, and newly remodeled stores are exceeding our expectations on a comp basis and sales productivity per square foot, which is running well above the chain.

During the quarter, we closed one underperforming store for a total of 9 year-to-date, and we have opened 10 stores in the quarter, and expect 21 additional locations this year, giving us total new stores of 37. We completed 11 store renovations, and now plan to remodel a total of 46 stores this year. While we're pleased with our past performance, we are not relaxing our disciplined focus.

Our growth initiatives are our top priority. Within the AE brand, we are working on brand extension opportunities, including accessories and intimates. We are also currently exploring international opportunities. During the second quarter, we made meaningful progress on our new concept, and remain on target to open the first store in the fall of 2006.

Now here's Roger.

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

Good morning. We had a terrific second quarter and I'm very proud of the entire organization for executing to another record performance. We now have the talent in place and the right process to produce terrific, timely assortments.

Back-to-school is off to a solid start and we are pleased with most regions of the country. The American Eagle brand continues to strengthen and gain market share, as demonstrated by strong store traffic, increased transactions, unit increases, and strong conversion rates. We are clearly the top destination for our customers. Our democratic approach attracts the widest segment of the high school and college populations. We continue to stay focused on easily accessible trends that appeal to a broad range of customers, on price, fit, and styling.

As we look ahead, we have tremendous opportunity for continued growth, which is now my primary focus. Within the AE brand, our priority is to maximize our business to its fullest, through new growth strategies, new markets, enhancing the store experience and updated technology. As many of you know, we have a world class team in place working on our new concept. During the past several months, we made significant progress.

I recognize that many of you would like us to launch sooner, but frankly, we want to do this right. We are taking a judicious approach, which we believe will pay off in the long run. Our new concept is completely stand-alone, and will not compete or overlap with American Eagle.

We strongly believe in the brand we are creating and the demographic it will serve. Our team is complete. The brand name and concept are in place, and we are now working on the store design and merchandise assortment. We're thrilled about the opportunity and look forward to sharing it with you when the time is right.

Now I'd like to turn the call over as to Susan McGalla.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Thanks, Roger. Hi, everyone. I was extremely pleased with the performance of our spring and summer assortments, especially the consistency and breadth of the strength across categories and division.

I would like to point out that our summer collection was the first complete line since we made changes within our design organization. We have tremendous talent and they really get it. Their interpretation of fashion trend is alive with the American Eagle brand, and our stores truly reflect who we are. Our assortments are compelling and modern, full of branded details that add value to our collection and strengthen our brand. It is an ongoing focus in all of our businesses, in stores and online, to elevate the excitement and overall shopping experience.

During the second quarter, sales in men's and women's were strong, with both divisions producing comps in the positive low 20s. Strong areas in men's included denim, knit tops, shorts, woven shirts, accessories, underwear and footwear, and within womens, denim, pants, knit tops, shorts, footwear and intimates all performed very well. The second quarter reflected a continuation of strong full-priced selling, with our average unit retail price increasing in the high single digits. A combination of favorable product mix and fewer markdowns drove the improvement.

As Jim mentioned, with the help of our new markdown optimization system, we have reduced markdowns in our clearance part of the business. We were extremely pleased to see the brand momentum continue, with transactions per average store increasing in the mid teens.

Our e-commerce business performed above expectations, with sales increasing over 50% compared to last year. Continued growth of AE.com is a major initiative and opportunity for further growth. An important key focus is to bring more energy to the online shopping experience.

On the marketing front, we are continuing our partnership with MTV. This campaign makes total sense for us, as MTV truly resonates with our target customers. A few weeks ago, we had the pleasure of announcing the winners of our 'Live Your Life' contest at our Union Square store opening party. I know some of you were there and saw the energy firsthand.

Through our 'Live Your Life' event we recognized six young adults who inspired us with amazing stories and achievements. We had thousands of customers enter this contest, and we thoroughly enjoyed listening to these kids, hearing what inspired them and how they live their lives. We loved this campaign. It truly reflects the spirit and values of American Eagle. Our 'Live Your Life' tagline will continue through this year.

Now, on to back-to-school. As Roger mentioned, we're very pleased with the performance of our Back-to-School collection. While denim is doing very well, we are also happy to see our broad-based strength continue. Overall, performance is on-track and in some cases exceeding our expectations.

As part of our initiative to enhance our customer experience, we are bringing in more newness at certain times of the year. On August 18, we are setting new styles to refresh the Back-to-School assortment, which has been in store since July 13. Our next major floor set arrives on Labor Day weekend, about five days earlier than last year. We're really enthused about our fall collection, which brings in significant newness, rich colors, along with cooler weather items.

Longer term, we clearly have our eye on growth. Over the past year, we've put tremendous effort and time toward thinking about the future and working on our strategic growth initiatives. While I do not want to get into much detail, we've identified specific opportunities in developing new businesses, and building on existing strengths. We're quite optimistic about our future opportunities for the American Eagle brand.

Thanks, and now I'll turn the call over to Laura.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Thank you, Susan. Good morning, everybody. I am very pleased with our record second quarter financial performance, particularly because it compares very favorably to a significant improvement in our results last year.

Our merchandise margins benefited from strong sell-throughs, fast inventory turns and the implementation of our new markdown optimization system. Total sales for the second quarter increased 29.8% to $513.3 million from $395.4 million last year. Comparable store sales increased 21.1% on top of a 13.8% comp increase in the second quarter last year. Our sales strength was broad-based across all geographic regions. During the second quarter, the Southwest, Southeast and Mid-Atlantic regions increased in the mid-20s. Comps in the Northeast rose in the low 20s. The west increased in the high teens, and the Midwest comped in the positive mid teens.

As a percent of sales, our gross margin leveraged by 320 basis points to 44.4% from 41.2% in the second quarter of last year. Our margin rate of 44.4% is an historical high for the second quarter, reflecting a stronger merchandise margin, as well as the leveraging of buying, occupancy, and warehousing expense. Our merchandise margin increased 200 basis points, driven by a meaningful reduction in markdowns compared to last year, as well as a higher initial mark-on. Strong comp store sales enabled to us to leverage buying, occupancy, and warehousing expense by 120 basis points, due primarily to the leveraging of rent.

In the second quarter, SG&A as a rate to sales was flat compared to last year at 24%, which has been our lowest second quarter rate to sales since 1999. Within SG&A, we leveraged incentive compensation expense, advertising, leasing, communications and insurance expense. We experienced deleveraging in store payroll, store supplies, new concept, services purchased, and write-offs associated with store closings and renovations. In part, the deleveraging of store payroll was caused by new rules requiring overtime pay for assistant managers, the impact of which will be anniversaried in the third quarter, but overall, as Jim mentioned, we are working towards a more efficient use of payroll hours. Our goal is to leverage store payroll and SG&A expense during the second half of the year and for the year in full.

The second quarter operating income margin increased 390 basis points to 16.8% from 12.9% last year. This was our highest second quarter operating margin rate. In the quarter, other income increased by $3.9 million to a total of $4.4 million, compared to other income of $491,000 last year. The increase reflects a higher average cash investment balance, combined with a higher investment yield compared to last year.

Our second quarter effective tax rate of approximately 36% reflected a $2.7 million state tax credit received during the quarter. Going forward, our effective tax rate will be approximately 39%. Second quarter income from continuing operations rose 84% to $58 million from $31.6 million last year. And fully diluted EPS from continuing operations increased 68% to $0.37 from $0.22 last year.

Our balance sheet remains very healthy. We ended the quarter with $625 million in cash and short-term investments, an increase of $293 million from the end of the second quarter 2004. In addition to this, we have $126 million of long-term investments compared to $26 million last year. Our long-term investments consist of fixed income securities with maturities of less than five years.

At the end of the quarter, total merchandise inventories were up approximately $58 million to $228 million. U.S. inventory per square foot at cost increased 35%. The increase was driven by early receipts of fall merchandise, reflecting the earlier set of our fall-one floor set and our mid-August update, which is new compared to last year. Excluding the impact of early receipts, ending inventory at cost per foot was up about 21% compared to last year.

On a unit basis, due to mix, inventory excluding early receipts was up in the low single digits. We are comfortable with our current inventory levels and content. Looking ahead to the end of the third quarter, we expect U.S. inventory at cost per foot to be up in the mid to high teens.

Capital expenditures for the quarter totaled $21.9 million, which related primarily to our new and remodeled stores. For the year, we continue to expect capital expenditures to be approximately $100 million.

Looking ahead, we are pleased with the current pase of business and the positive response for our Back-to-School assortment. Yet, we are just two weeks into the third quarter. At this time, we expect third quarter earnings per share of approximately $0.45 to $0.46, compared to $0.39 from continuing operations last year.

Thank you, and now we'll open the call for questions. Please limit yourself to one question, so that we can talk to as many people as possible.

Operator

Thank you. [OPERATOR INSTRUCTIONS] Your first question comes from Lee Backus with Buckingham Research.

Lee Backus - Buckingham Research - Analyst

Yes, first, congratulations on a terrific quarter and terrific year so far.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Thank you.

Lee Backus - Buckingham Research - Analyst

You talked about that summer was pretty much the first complete line with the new team. Could you discuss what you missed last fall and last holiday that you can build upon, and also maybe you can also talk about what in Q3 your EPS guidance, what comps that's based on?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. I'll take the piece about last-- the prior season. Basically it's part of our discipline of the business to hindsight every season that we do, and I will tell you that as proud as we are of our brand, we have many things we can do even better in the future. When you look prior to where the design team had designed the entire collection or even now, I think we have efficiencies and things that we have identified that we can do better, we will realize in the back half of the year, but I think as great as summer was for us, there are things we can do better there as well, and that's part of the way we run the business.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

So, Lee, this is Laura, I guess have I to tackle the third quarter question. We gave guidance of $0.45 to $0.46, which is in the neighborhood of 18% earnings growth. And that presumes a continued good performance in top line sales and comps, but I'm going let you all do your numbers and make your adjustments to sales and margin and what you have to do to get to those numbers.

Operator

Your next question comes from Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Hi, guys, congratulations.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Thanks, Janet.

Janet Kloppenburg - JJK Research - Analyst

Hi, just a couple of questions. First of all, given the rise in payroll that you saw in the second quarter, do you expect that you will have SG&A leverage in the third quarter, and, Laura, if you could maybe discuss inventories per square foot. The increases at the end of the quarter on a square footage basis, and what you see them being at the end of the third quarter on a per square foot basis. Thanks very much.

James O'Donnell - American Eagle Outfitters Inc - CEO

On the payroll Janet, the answer is a quick yes. On the ability to get the store payroll back in line. As mentioned by Laura, that we had, we incurred the overtime for assistant managers that we had not incurred the year prior, that will annualize in the third quarter and also we had revised our entire model, as to how we allocate payroll hours out, as it relates to store volume.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

But we do expect to leverage SG&A in the third quarter and the fourth quarter, and as Jim said, we have put-- we've put the payroll in place, and it will be right for the balance of the year. On the inventory, all the numbers I gave out, Janet, are on a square footage basis, so the total U.S. inventory per square foot increased 35%. We did receive early receipts for the earlier floor sets, the fall floor sets, so when we take the receipts out because of timing, inventory was up 21% on a square footage basis compared to last year, but on a unit basis, as I mentioned inventory excluding these early receipts was up about 2%.

Operator

Your next question comes from Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Yes, good morning. I guess I had a follow-up for Laura on the SG&A rate, and really looking past 3Q and 4Q into next year, when we're going  to be having some higher investments than we expect in accessories, intimate, knits, the new concept. What kind of impact could we expect going forward to the operating margin from those efforts, and what are the offsets as you think about it, and kind of, you know, what are your long-term targets and how they have been adjusted over the past, let's say, six months on the operating side?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Well, on-- I'm just looking at-- we're not going to be giving out obviously our guidance for 2006, but looking at SG&A, I think that we'll see some leveraging of SG&A for the balance of '05, and included in that is our investment in our new concept. Included in that is investment in some of the new initiatives that Susan alluded to, and we would see, based on including these growth initiatives, leveraging of SG&A in '05. And I've got to be honest with you, we haven't done-- I don't have my 2006 plan with me, but I would assume that we could, we wouldn't see an increase in the rates over '05. We would certainly work toward that.

Operator

Your next question comes from Lauren Levitan with SG Cowen.

Lauren Levitan - SG Cowen - Analyst

Thanks, good morning. I was hoping we could get a better understanding of the difference between inventory growth in units and in dollars. Does that imply that you're experimenting with higher price points in any categories, or is that differential between the unit growth and the dollar growth related to some of the new categories that are coming in as well? Thank you.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Lauren, there are a couple of things. I think that we expect moderate AUR growth in our business, average unit retail growth, through reduced markdowns when we have a good collection, things like that. But the majority of this change is due to mix. You know, whether it's having an outerwear business, a very dominant third quarter denim business, those types of things.

Operator

Your next question comes from John Morris with Harris Nesbitt.

John Morris - Harris Nesbitt Gerard - Analyst

Thanks. Not to beat a dead horse, but back on the SG&A payroll question, I think you said you were going to begin to anniversary that, this quarter or I guess by the time you get to Q3. Had that been an impact up until now, but we just hadn't seen it because we just had a fair amount of leverage certainly in SG&A heretofore, you know, Q1, Q4 last year? And then my quick follow-up for Susan, if you could tell us a little bit more, you talked about bringing in more newness over the next season, is that simply in moving the one floor set up five days, or can you give us some numbers in terms of flows or floor sets this year versus last year? That would be great. Thanks.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. Do you want me to take that first and then you take payroll?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Sure.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

John, as it relates to newness, we do ten floor sets for our customer a year, in this demographic the newness is critical to bringing them back in the store and inspiring them.

The one thing we looked at, as I talked to a little bit earlier, as it relates to hindsighting our seasons, one thing we did as we hindsighted Back-to-School last year, it's the longest time period of any single floor set we have, and quite honestly, it's too long, not to be bringing in freshness, so our way of improving that this year was bringing in a very small amount of style to refresh our assortment in the middle of August. We have a lot of Back-to-School stores out there that go back to school and their peak really hits towards the end of August, that refresh we felt would be very beneficial for us.

The other thing in addition, we looked and saw it as an opportunity to take advantage of the Labor Day weekend and get the fall set, instead of setting the Friday after Labor Day, get it set up the weekend before and take advantage of the Labor Day traffic.

James O'Donnell - American Eagle Outfitters Inc - CEO

On the your payroll question, the answer is yes, prior to the increase and the overtime expense-- for assistant managers-- was included in the payroll number. One of the pieces that we didn't share with you is that we made some changes as to what tasks are performed at store level, that were performed by other functions in the organization. That will also comp in this third quarter, so as Laura and I stated, we expect that the payroll will be in-line for the balance of the year.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

And it will be lower as a percent of sales for the entire year than it was last year.

Operator

Your next question comes from Dana Cohen with Banc of America.

Dana Cohen - Banc of America - Analyst

Hey, guys, couple things. Laura, did you say where Q3 inventories would be? Was that the mid to high teens number?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

It was.

Dana Cohen - Banc of America - Analyst

And did you say anything about Q4?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

No.

Dana Cohen - Banc of America - Analyst

Okay, and then I understand that SG&A won't grow at the same pace in the back half. Can you just give us any sense of what comp you need to get leverage in the back half of the year?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Sort of a mid to high single. Dana?

James O'Donnell - American Eagle Outfitters Inc - CEO

We cut her off.

Dana Cohen - Banc of America - Analyst

Hello? Can you hear me, guys ?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Yes.

Dana Cohen - Banc of America - Analyst

Okay. Just, if you could help me understand the issue of the early receipts. Why isn't it offset by the fact that you would have had less of the first fall assortment?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. Dana, I'll take that. Basically, it's strictly a timing issue, because with us setting this five days early, we just wanted to insure that the receipts were here, so it's really a matter of coming the last week of July versus the first week of August. That's all this is.

Operator

Your next question comes from Paul Lejuez with CSFB.

Paul Lejuez - CSFB - Analyst

Thanks, guys. Back on that inventory issue, you guided up in the high teens on the first quarter conference call. Didn't, at the time, didn't you plan for early receipts of the merchandise? And I was also wondering in addition to that question, if any of the increase had anything to do with bringing goods in early because of quota issues.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. On both of those issues, bringing goods in early because of quota issues, we've had very little or none of that impact our business. And as it relates to did we plan for this, and when we guided you last quarter, the big difference honestly, when we bring in our receipts, it can be a matter of a couple days and that is what we're talking about.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

The cutoff.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

It's a cutoff. If we had planned for maybe some of this in transit that we're quoting you, that is hitting our inventories, some of that we had planned to hit the first week of August. It's just a matter of a couple days change.

Paul Lejuez - CSFB - Analyst

Okay. Thank you, and--

Operator

Your next question comes from Doris Lakner with CIBC World Markets.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks. Good morning, everyone. Congratulations on a great quarter.

James O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Dorothy Lakner - CIBC World Markets - Analyst

Looking at IMU going forward, obviously you've had a really good experience in the first half of the year. Should we expect further improvement in the second half and then another part of the same question, what are you expecting going forward from the Profit Logic implementation? Obviously that's really helped on the clearance side. Are there further gains to be had there?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay, couple things. As it relates to the IMU, we are always looking for improvements in our sourcing approach, but I would tell you as it relates to our modeling, we are counting on moderate IMU growth and wherever that comes out, if it exceeds our expectations, that's gravy.

As it relates to Profit Logic, I'll make a quick mention and Laura may want to add on. I think that, yes, we're seeing benefits for Profit Logic, particularly as we have all noted I think in our comments, back in the way that we run our clearance part of the business. I would tell you I think there is further improvements certainly to be had as we get better at using the tool.

It's a tool that guides us. We don't use it, you know, technology, I think we still have a human part of the business that we make very good calls for the business week in and week out.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

I think that's adequate.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay.

Operator

Your next question comes from Adrienne Tennant with Wedbush.

Adrienne Tennant - Wedbush Morgan - Analyst

Good morning and congratulations.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Thank you.

Adrienne Tennant - Wedbush Morgan - Analyst

Just a couple of quick questions. You had mentioned that most of the Back-to-School regions, you were pleased with. Can you talk about any of the weaker Back-to-School markets and how much Back-to-School selling you think you have left? Then I know you always do quite a bit of extensive market research. Can you share with us any of the latest data points on the market research you are doing? Thank you.

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

The Midwest was the only area that is a bit soft.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. And then as it relates to market research, Adrienne, as we've discussed with you all before, market research is a passion of our business, and I think a core competency of what we do, so I would tell you we continue to do it. It's very much a part of guiding us in our decisions, as many touch points in our business and continues to be alive and well.

Operator

Your next question comes from Stacy Pak with Prudential Equity.

Stacy Pak - Prudential Equity - Analyst

Hi, thanks. I was hoping, Laura, that maybe you could talk to us about the basis point impact in SG&A from payroll, the new concept, and bonus versus last year, so we can just understand a little bit better what happened there, and then, Roger, and Susan, I was just wondering if you want to talk a little bit more about your view of what's happening at Back-to-School and denim and knit tops, and sort of where you see the business progressing as we move further in the back half? Thanks.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

To your question first, we are not going to give out specific numbers on those items.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay, and as it relates to Back-to-School, Stacy, I would just tell you, as we have stated, we're pleased with the very beginnings of our performance for Back-to-School. We're quite pleased with our initiative in denim, and what we're realizing out there, and the other thing we've talked to you about on the call, we are passionate about building in men's and womens, the knit business that is a destination, and that was one of our strongest performances in the second quarter, and continues to be performing very nicely for the beginning of Back-to-School.

Operator

Your next question comes from Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup - Analyst

Great, thank you. Good morning. Laura, I was hoping you might be able to quantify for us the benefit to gross margin from a decrease in the markdowns versus an increase in IMU, and then if you could also comment on any plans you've got for your building cash balance? That would be great, thanks.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

All I will tell you, because we don't really breakdown the components of gross margin, but I will tell you that the majority came from markdown improvement, so I think that's what you should assume, and as Susan said, we're always looking to improve our IMU and we hope to get improvements in the future. And we did have improvements, but it's largely markdowns, reduced markdowns.

Operator

Your next question comes from Richard Jaffe with Legg Mason.

Richard Jaffe - Legg Mason - Analyst

Thanks very much. Question for Susan. She mentioned, I guess broadly speaking, growth within American Eagle, referring to intimates, outerwear, and accessories. Susan, if you could talk about some of your initiatives for the third and particularly the fourth quarter in those categories, and perhaps others and the investments likely in those sectors.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Well, a couple of things. I think accessories, it's been about 18 months now that we've given that back part of the store, the real estate back there to the accessories, women's accessory business, and we've experienced very nice growth back there. I think it's done a lot to round out the store environment and we will continue our initiative there, and we're still tweaking how often we turn that over completely, versus just update in floor sets and things like that, so I think we continue to see improvement back there, in the way that we approach that business from a design and business standpoint.

As it relates to intimates, I don't want to say a whole lot. You know, we've talked to you, we have a few laboratories going on out there with different store formats, sizes, the breadth of the assortments and we're learning a whole lot, and right now have a team in place that's working very hard on what our positioning in that business is going to be, and I don't think you'll see a lot of major changes in the back half of this year. It's going to be more in 2006.

Operator

Your next question comes from Todd Slater with Lazard Capital Management.

Todd Slater - Lazard Capital Management - Analyst

Thank you very much, and kudos to the whole team. We estimate that the pricing on key items for the Back-to-School delivery in July was up about 4%, and this compares to about an increase of 10% of Hollister and 15% increase at Abercrombie. I'm just curious as to what kind of pricing increase, obviously enhanced by quality, do you expect on the Labor Day, or are you planning in the Labor Day assortment and do you think there's any, let's say, room in there given that some of the competitors are even more aggressive on raising IMUs than you have been? Thanks.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Well, IMU is, again, I want to not go that direction so much, because that's cost and retail involved in there, but as you asked your questions it relates to pricing, our key items out there. Todd, I think that it's very important to us, that we're a value player and I don't mean that in the cheapest, as you know. We've talked about that, but we are an accessible brand and where we find opportunities in a category, or in particular with what is happening in embellishment out there, we'll raise the price, but still in a value kind of way as it relates to the competitive landscape out there, so I think as we said, we continue to see average unit retail improvement. We will continue to see average retail improvement, but that's as a result of the correct assortment in the store for our customer.

Operator

Your next question comes from Marie Driscoll with Standard & Poor's.

Marie Driscoll - Standard & Poor's - Analyst

Hi, thank you. I was wondering--

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Marie, can you speak up? Marie? Operator, we can't hear her. Maybe we should move on to the next.

Operator

Okay. Your next question comes from Dana Telsey with Bear Stearns.

Dana Telsey - Bear Stearns - Analyst

Good morning, everyone, and congratulations.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Thanks, Dana.

Dana Telsey - Bear Stearns - Analyst

Can you talk about some of your initiatives on the size profiling and how that's benefited you? I think you are skewing more of your purchases to smaller sizes, and you had brand extension opportunities in intimates, accessories, and you had mentioned knits. Lastly, are you still looking for the new concept costs in 2005 to be around $0.05 a share? Thank you.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. Dana, our initiative in size profiling, in some cases they are skewing to the smaller size, but it really depends on the region of the country, and that's what we're getting better at doing there. There are some regions of the country that the demand is there for additional inventory in smaller sizes, and some areas such as the Midwest that may not be the case. What we're doing is getting better and our initiative out there over the next year is to improve that significantly on a region-by-region, store-by-store basis.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

The new concept, we're not, again, we're not going to give exact numbers, but it would be north of the nickel, but that's all I'd like to say right now. And it's included in, as I said earlier, it's included in our numbers in the second quarter, as well as the balance of the year.

Operator

Your next question comes from Holly Guthrie with Morgan Keegan.

Holly Guthrie - Morgan Keegan - Analyst

Thank you. Good morning, everyone. Susan, I was wondering if there is another period of time similar to the Back-to-School period where you would see opportunity for a small refresh or an earlier drop date for some of the product. I didn't know if holiday, any of the holiday data that you got last year might lend itself to some opportunities going forward?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Yes. Yes, Holly. The other time of year that has a bit of opportunity, is we have a planned floor set at the beginning of-- like right after Thanksgiving, the beginning of December and one of the things that we identified is it probably didn't have enough newness in that drop, that floor set drop, and we will be correcting that for this year. I think the store will feel, have a very nice amount of freshness and newness in key items and the feel of the store, as you compare November into December.

Operator

Your next question comes from Mark Friedman with Merrill Lynch.

Mark Friedman - Merrill Lynch - Analyst

Thank you. Good morning, guys. Laura, I was wondering if you could talk about on the marketing side with the change Back-to-School spending, where do you see marketing running as a percent of sales for the year?

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Mark, the marketing spend for this year will be about flat as a percent of sales.

Operator

Your next question comes from Christine Chen with Pacific Growth Equities.

Christine Chen - Pacific Growth Equities - Analyst

Congratulations on another great quarter.

James O'Donnell - American Eagle Outfitters Inc - CEO

Thank you.

Christine Chen - Pacific Growth Equities - Analyst

Laura, I was wondering, could you talk a little bit about long-term operating margin goals, any thoughts there. And then, Susan, if you could clarify the floor set you mentioned, you do ten a year, is that the same as last year? I thought for some reason there were six major design sets and the rest were just updates. Thank you.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

Well, last year our operating margin was 19 and change, which I think was one of the leading operating margins in the industry, and we would certainly expect to maintain that or do better, depending on what our top line sales growth is, and our margin obviously. But certainly our goal is to continue that performance, but obviously there are a number of variables.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay, and then, yes, that's good, you pay attention. We do have six design sets a year.

James O'Donnell - American Eagle Outfitters Inc - CEO

That's good.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

That's right, and it really does keep our design team focused, and allows them to to really focus on these six individual sets a year. What our merchant team does,in collaboration with some other areas of the Company, is turn those six design sets into ten floor sets a year for the customer, so that we are dropping newness at the appropriate times. That hasn't changed.

The only difference is how we're approaching some of those sets, and making sure that we're doing them to the best of our ability, in terms of the amount of newness. The only little change is the small refresh, and it's not a floor set. The small refresh we're doing in August, just dropping a few key items to bring some newness in the store. That's the only change.

Operator

Your next question comes from Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi. Couple things, if I could. Regarding the markdown opportunity and the nice improvement you're having this year versus last year, do you think that there's more room to go there on improving the markdowns as you look out into rest of this year, next year, or are you pretty much optimized at this point?

And what is your view of the weather impact on the business in July and August, just because it's so darn hot out there? And within that context, your view of the competitive and promotional environment for, in your world, be it specialty retail or department stores, and thanks so much.

Laura Weil - American Eagle Outfitters Inc - EVP, CFO

On the markdowns, I mean obviously we've had a tremendous result, but we have not quite anniversaried, and as Susan alluded to on Profit Logic, we put it in in the fourth quarter of last year. It's a new tool for us.

It's working well, but I think there's still some room on the clearance side, and we could also tweak the model a little bit and change some of the variables, if we would like to be a little more refined in our approach. Right now we've done it in a way that we think is very helpful to the business and maintains the integrity of the store, and we will continue to do that, but we do have, we believe, some room to improve on the markdown.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

And as it relates to the weather, it sure is hot, right? It's been hot. So we're certainly glad that we have a very wear-now assortment. That's been a part of the way we approach Back-to-School for the last few years, and it seems to get more and more important that that collection be wear-now. It's affecting a couple of categories, nothing that we're concerned about.

And also as it relates to the competitive environment, where students are the business and we're very comfortable in our own modeling of the way we're approaching the brand, but we certainly have to be aware of what's happening in the landscape of whether it's the mall or even a few of the off-priced department stores out there, and awareness is really how we approach the competition.

Operator

Your next question comes from Jeff Steinberg with JLS Asset Management.

Jeff Steinberg - JLS Asset Management - Analyst

Thanks very much. Good morning, guys. Congratulations. Just a point of clarification. If I understand correctly, the inventories excluding the timing aspect were up 21% per foot, and I noticed you mentioned you're comfortable with them and I understand you're not giving specific guidance, but the implication would be that you're running the business for comps in the same general category, somewhere in the double-digit region, if you are indeed comfortable with them, is that a fair way to look at them, or should we be looking at the business more on a unit basis, in terms of just thinking about inventory management?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Well some, of the increase is related to denim, and denim does have a longer life and knit denim will go into the fourth quarter, some of it. So part of it is what we're, what we have in terms of model stock and as we alluded earlier, being in size compared to last year, so that's part of it, and I think you'll have to infer what you want to infer from our inventory. And, operator, we have time for one more question.

Operator

Your final question comes from Robin Murchison with SunTrust Robinson Humphrey.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you. Just a quick question. Your e-commerce up 50%, and your comments about pursuit of international opportunities, can you tell us how much of e-commerce comes from international, and when you speak of the opportunities, are you talking about something beyond Canada? Thanks.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

I'm sorry. What was the last part of your question, beyond Canada? I didn't hear that.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Yes, beyond-- you have some Eagle stores in Canada. Are you talking about physical stores or locations internationally beyond Canada?

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

Okay. Okay. As it-- as it relates to the international piece of the e-commerce business, it's about 5% of our total.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Okay.

Susan McGalla - American Eagle Outfitters Inc - EVP, CMO

And, Jim, do you want to take the other one?

James O'Donnell - American Eagle Outfitters Inc - CEO

Robin, yes, it will be-- we're looking at opportunities outside of North America and I'm not at liberty to discuss specifics just yet, although we are in some meaningful conversations, and have done some specific research in certain parts of the world, and I would think we may have something more specific to say to everyone at the end of our third quarter conference call.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you very much.

James O'Donnell - American Eagle Outfitters Inc - CEO

I want to thank everyone for your questions and for your attentiveness. Have a good day.

Operator

Thank you for participating in today's American Eagle Outfitters second quarter 2005 earnings results conference call. You may now disconnect.